Exhibit 99.19

April 18, 2014

Healthy Harmony Holdings, L.P.

c/o TPG Capital, L.P.
345 California Street, Suite 3300, San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Telephone No.: (415) 743-1532
Facsimile No.: (415) 743-1501

Email address: rcami@tpg.com

Ladies and Gentlemen:

This letter agreement (this “Agreement”) amends and restates the letter agreement entered into between Fosun Industrial Co., Limited, a corporation organized under the laws of Hong Kong (“Significant Stockholder”), and Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent”), on February 17, 2014, and sets forth the commitments of Significant Stockholder, subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain limited partnership interests of Parent.  It is contemplated that, pursuant to that certain Amended and Restated Agreement and Plan of Merger (as further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Chindex International, Inc., a Delaware corporation (the “Company”), Parent and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent.  Concurrently with the delivery of this Agreement, TPG Asia VI, L.P. , a Cayman Islands limited partnership (“Sponsor”), is entering into a letter agreement (the “Other Equity Commitment Letter”) committing to invest in Parent.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.                                      Commitments.  The Significant Stockholder hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, limited partnership interests of Parent (“LP Interests”) with an aggregate purchase price of $159,000,000, at a price per LP Interest equal to the price per LP Interest paid by Sponsor at the Closing, solely to (i) fund all amounts required to be paid by the Parent pursuant to Sections 3.2(a) and 3.4(a) of the Merger Agreement, (ii) fund other payment obligations of Parent and Merger Sub required to be performed prior to and including the Effective Time under the Merger Agreement  and (iii) pay all fees and expenses required to be paid by Parent pursuant to the Merger Agreement; provided, that the Significant Stockholder shall not, under any circumstances, be obligated under this Agreement to contribute more than the Commitment to Parent.

2.                                      Conditions.  The funding of Significant Stockholder’s Commitment shall be subject to (i) Shanghai Fosun Pharmaceutical (Group) Co., Ltd., a corporation incorporated under the Laws of China and the parent company of Significant Stockholder (“Significant Stockholder Parent”), having obtained the approval of the Transactions and the transactions contemplated by this Agreement by the stockholders of Significant Stockholder Parent at a duly convened general meeting (the “Significant Stockholder Parent’s Meeting”) of stockholders of Significant Stockholder Parent (the “Requisite Significant Stockholder Stockholder Approval”), (ii) the due execution and delivery of the Merger Agreement by the Company, (iii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 7.1 and 7.2 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (iv) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement.

3.                                      Parties in Interest; Third Party Beneficiaries.  The parties hereto hereby agree that, except as otherwise agreed between Significant Stockholder and Sponsor, their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein.

4.                                      Enforceability.  This Agreement may only be enforced by Parent in accordance with the Support Agreement.

5.                                      No Modification; Entire Agreement.  This Agreement may not be amended or otherwise modified without the prior written consent of Parent and Significant Stockholder.  Together with the Merger Agreement, the Guarantee, the Other Equity Commitment Letter, the Support Agreement, a Side Letter to the Support Agreement, dated as of April 18, 2014, an Agreement by and among Sponsor, Parent and Significant Stockholder, dated as of April 18, 2014, the Confidentiality Agreement (as amended, supplemented or waived from time to time), the Confidentiality Agreement dated July 27, 2013, by and among the Company, Significant Stockholder Parent and Significant Stockholder, the Waiver and Confidentiality Agreement dated August 19, 2013, by and among the Company, Significant Stockholder Parent and Significant Stockholder, the Waiver Agreement, dated as of February 17, 2014, between the Company, Significant Stockholder Parent and Significant Stockholder, and the Waiver Agreement, dated as of April 18, 2014, by and among the Company, Significant Stockholder Parent and Significant Stockholder, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Significant Stockholder or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby.  Except as expressly permitted in Section 2 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent and Significant Stockholder.  Any transfer in violation of the preceding sentence shall be null and void ab initio.

6.                                      Governing Law; Arbitration.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

(b)                                 Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC’s Administered Arbitration Rules in force when the Notice of Arbitration is submitted (it being understood and agreed that any Proceeding arising out of or relating to the Merger Agreement, the Support Agreement, the Guarantee for Sponsor and the Equity Commitment Letter for Sponsor shall be referred to and finally resolved by litigation in accordance with the provisions thereof).  The seat of the arbitration shall be Hong Kong.  The arbitral tribunal shall consist of three arbitrators; each party shall appoint one arbitrator and the third arbitrator, who shall act as the presiding arbitrator, shall be appointed by the two party appointed arbitrators.  Each arbitrator shall be an experienced U.S. qualified attorney. If no agreement can be reached within the time period required by HKIAC, the presiding arbitrator shall be appointed by HKIAC.  The arbitral award shall be non-appealable, final and binding upon both parties. The arbitration proceedings shall be conducted in English. The arbitral tribunal is hereby expressly authorized to establish such extension period as referred to in the fourth sentence of Section 9.13 (a) of the Merger Agreement as it may deem appropriate.  This arbitration agreement shall be governed by the laws of Hong Kong, without regard to the conflict of laws provisions thereof or any other jurisdiction.

7.                                      Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

8.                                      Confidentiality.  This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger.  Except as otherwise agreed between Significant Stockholder and Sponsor, this Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of Significant Stockholder in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement  (i) to the extent required by applicable Law, the rules of any applicable securities exchange, or in connection with any SEC filing relating to the Merger, the Guarantee or the Merger Agreement (provided, that Parent or the Company, as applicable, will provide Significant Stockholder an opportunity to review such required disclosure in advance of such public disclosure being made), (ii) in connection with any Proceeding related to the enforcement of the terms of this Agreement, the Guarantee or the Merger Agreement or seeking the specific performance of the obligations of Significant Stockholder under this Agreement or (iii) to Parent’s or the Company’s Representatives.

9.                                      Termination.  Except as otherwise agreed between Significant Stockholder and Sponsor, the obligation of Significant Stockholder under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing (at which time all such obligations shall be discharged, but subject to the performance of such obligations), (b) the termination of the Merger Agreement pursuant to its terms, (c) the Company or any of its Affiliates accepting all of the Parent Termination Fee pursuant to the Merger Agreement (plus any expense reimbursement due thereunder) or accepting payment in full from the Guarantor (as defined in the Guarantee) under the Guarantee in respect of such obligations, (d) the date and time, after April 25, 2014 that either party gives notice to the other if the Merger Agreement has not yet been executed by the Company by the time of such notice and (e) the effectiveness of a mutual agreement of the parties hereto to terminate this Agreement.

10.                               No Assignment.  The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Parent without the Significant Stockholder’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Significant Stockholder and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.  Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be null and void ab initio.

11.                               Representations and Warranties.  Significant Stockholder hereby represents and warrants to Parent that (a) it is a corporation duly formed, validly existing and in good standing under the laws of Hong Kong, (b) it has all corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of the Requisite Significant Stockholder Stockholder Approval, (c) the execution, delivery and performance of this Agreement by it have been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action, and no other actions or proceedings on the part of Significant Stockholder are necessary to authorize the execution and delivery by Significant Stockholder of this Agreement and the consummation of the transactions contemplated hereby, in each case except for the Requisite Significant Stockholder Stockholder Approval, (d) this Agreement has been duly and validly executed and delivered by it and, assuming the receipt of the Requisite Significant Stockholder Stockholder Approval, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (f) the execution, delivery and performance by Significant Stockholder of this Agreement, assuming the receipt of the Requisite Significant Stockholder Stockholder Approval, do not (i) violate the organizational documents of Significant Stockholder, (ii) violate any applicable Law or judgment or (iii) result in a violation or breach of, or constitute a default under any Contract to which Significant Stockholder is a party or by which it or its properties or assets may be bound.

[remainder of the page intentionally left blank — signature page follows]

Sincerely,

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/Qiyu Chen
Name:	Qiyu Chen
Title:	Chairman of the Board of Directors

[Signature page to Equity Commitment Letter (Fosun)]

Agreed to and accepted:

HEALTHY HARMONY HOLDINGS, L.P.

By: Healthy Harmony GP, Inc., its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[Signature page to Equity Commitment Letter (Fosun)]